Exhibit (a)(5)(G)

SEVERSTAL EXTENDS TENDER OFFER FOR SHARES OF ESMARK INCORPORATED

Tender Offer Extended to Allow for Expiration of Regulatory Review Period

MOSCOW, Russia — July 18, 2008:  OAO Severstal (LSE: SVST; RTS: CHMF; “Severstal”), one of the world’s leading metals and mining companies, today announced that it has extended the expiration date for its tender offer to purchase all outstanding shares of Esmark Incorporated (NSDQ: ESMK; “Esmark”), at an offer price of $19.25 per share, to 10:00 a.m., Eastern Daylight Time, on Monday, August 4, 2008.

The tender offer has been extended to allow for the expiration of the review period by the Committee on Foreign Investment in the United States (CFIUS) under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended.  The CFIUS review period is expected to expire at 11:59 p.m., Eastern Daylight Time, on Friday, August 1, 2008.

As of the close of business on July 18, 2008, a total of 34,366,906 shares of common stock of Esmark, which represents approximately 86.98% of the outstanding Esmark shares, have been tendered and not withdrawn pursuant to the tender offer.

Merrill Lynch is the Dealer Manager and Citibank, N.A. is the Depositary for the tender offer. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Severstal. Questions and requests for documentation in connection with the tender offer may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

About Severstal:

OAO Severstal is an international metals and mining company with a listing on the Russian Trading System, the Moscow Interbank Currency Exchange and the London Stock Exchange. Incorporated in 1993, the company focuses on high value added and unique niche products and has a successful track record of acquiring and integrating high-quality assets in North America and Europe. Severstal owns mining assets in Russia, thus securing its supplies of raw materials. In 2007, Severstal produced 17.5 million tons of steel. Revenues were $15.2 billion and EBITDA was $3.7 billion. EPS was $1.92.

About Severstal International:

Severstal International is an operating division of OAO Severstal comprising North American and European segments.

Forward Looking Statements:

This press release may contain projections and other forward-looking statements regarding future events or the future financial performance of OAO Severstal (Severstal). Forward looking statements are identified by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might”, the negative of such terms, or other similar expressions. Severstal wishes to caution you that these statements are only predictions and that actual events or results may differ materially. Severstal does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that could cause the actual results to differ materially from those contained in projections or forward-looking statements of Severstal may include, among others, general economic conditions in the markets in which Severstal operates, the competitive environment in, and risks associated with operating in, such markets, market change in the steel and mining industries, as well as many other risks affecting Severstal and its operations.

Additional Information and Where to Find it

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR ESMARK’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY SEVERSTAL WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON MAY 30, 2008, AS AMENDED.  THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY SEVERSTAL WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, INC. (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

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For further information:

Severstal

Dmitry Druzhinin, Investor Relations

Olga Antonova, Public Relations

+7 495 540 7766

Taylor Rafferty

Michael Henson

+1 212 889 4350 (o)

+1 917 902 0767 (m)

John Dudzinsky

+1 212 889 4350 (o)

+1 646 715 2980 (m)